Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT OF RICHARD I. LINHART

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the date of the last signature affixed hereto between MILLENNIUM BANK, N.A., a national banking association and its successors and assigns (the "Bank") and MILLENNIUM BANKSHARES CORPORATION and its successors and assigns (referred to herein as “Millennium Bankshares” or the “Holding Company”) (the Bank, the Holding Company, and the Successor Employer, as such term is used herein, are collectively referred to herein as the “Employer”), and RICHARD I. LINHART ("Executive"). Whenever the term “Employer” is used herein, that term shall be deemed synonymous with the terms “Bank,” “Holding Company” or “Boards,” whenever the context so requires.

1.	EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1          Positions and Titles. The Employer hereby agrees to employ the Executive in the positions of President and Chief Executive Officer of the Holding Company and the Bank, and the Executive hereby accepts such positions and agrees to serve the Employer in such capacities during the employment period set forth in Section 2 below, subject to earlier termination as provided hereunder (the "Employment Period"). The Executive shall perform such job duties and responsibilities as determined in discussion with the Boards of Directors of the Bank and of the Holding Company (“Boards”) and in accordance with the Employer’s Bylaws.

1.2         Board Membership. Employer agrees that Executive shall, as soon as reasonably practicable following the Effective Date, be appointed as a member of the Board of the Bank. Employer further agrees that Executive, following the Effective Date, shall as soon as reasonably practicable following the Effective Date, be appointed to fill the next available Director position on the Board of the Holding Company.

1.3          Reporting Relationship. The Executive shall report to the Boards of Directors of the Bank and of the Holding Company (collectively the "Executive’s Manager"). The Executive shall be subject to, and shall act in accordance with, all reasonable legal instructions and directions of the Executive’s Manager which are commensurate with duties and responsibilities of similar level Executives of institutions comparable to the Employer, as well as any other duties as may from time to time be reasonably assigned by the Employer that are commensurate with Executive’s position. Regarding the relationships and duties of the parties to this Agreement, the Executive shall not be required by Employer, as a part of his duties, to perform or to participate in any activity that constitutes a violation of any local, state, or federal law, rule, ordinance, or regulation.

1.4          Employer Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Employer that are otherwise consistent with the terms of this Agreement.

1.5          Full Attention. During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote Executive’s full business time, energy and attention to the performance of Executive’s duties and responsibilities hereunder. During the Employment Period, the Executive shall at all times operate in accordance with the Bank’s Ethics Policy and may not, without the prior written consent of the Boards of Directors of the Bank and the Holding Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any other entity or business that is not related to the Bank and the Holding Company, provided that it shall not be a violation of the foregoing for the Executive: (i) to act or serve as a director on the boards of directors of any type of non-profit, civil, cultural, philanthropic or professional organization; (ii) to manage Executive’s own personal passive investments; or (c) to serve, with the written consent of the Executive’s Manager, on the board of directors of for-profit entities, so long as such activities do not violate the Employer’s policy on external directorship or materially interfere with the performance of Executive’s duties and responsibilities to the Employer as provided hereunder.

2.	TERM OF EMPLOYMENT

2.1         Effective Date. The Effective Date of this Agreement shall July 18, 2007, provided, however, that the parties specifically agree that if the Bank signs a letter of intent for the sale of the Bank prior to the Effective Date, this Agreement shall become null and void.

2.2.        Initial Term. The Bank agrees to employ the Executive and the Executive hereby agrees to serve the Bank in accordance with the terms and conditions set forth herein, for an initial term of July 18, 2007 through December 31, 2009 (“Initial Term”), unless such Agreement is earlier terminated in accordance with Section 4 of this Agreement.

2.3.         Renewal Term. The Term shall be extended for an additional one (1) year term at the conclusion of the Initial Term, and then again after each successive term thereafter (each such one year term hereinafter a “Renewal Term”), unless: (a) either party terminates this Agreement at the end of the Initial Term or any Renewal Term by giving the other party written notice of intent not to renew, delivered at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, or (b) the Agreement is terminated prior to the end of the then-current Term by either party in accordance with Section 4 of this Agreement. In the event such notice of intent not to renew is properly delivered, this Agreement shall expire at the end of the initial term or successive term then in progress, expect with respect to any obligations which explicitly by their terms survive the termination of this Agreement.

3.	COMPENSATION

3.1         Base Salary. For all services that the Executive may render to Employer during the term hereof, Employer shall pay to Executive, and Executive shall accept from the Employer, a monthly base salary in the amount set forth on Addendum A attached hereto, payable on the Employer’s standard pay schedule, subject to such deductions as may be required by law. Executive’s base salary may not be decreased at any time during this Agreement without the express written consent of the Executive. The base salary may be increased at the sole discretion of the Boards but nothing herein shall be deemed to require any such increase.

3.2         Incentive Compensation/Bonus. Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as set forth in Addendum A hereto.

3.3         Stock Options. Executive will be eligible to receive stock options as set forth in Addendum A hereto.

3.4.        Expenses. Upon Executive’s presentation to Employer of expense reports acceptable to Employer and which are in sufficient detailed form to comply with standards of deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Executive for such expenses hereunder, including but not limited to such expenses set forth in Addendum A.

3.5         Benefits. Executive shall receive: health, hospitalization, dental, and prescription insurance policy covering the Executive at no cost to the Executive other than such medical deductible as may be applicable to all other Executives of the Employer, and, if the Executive desires, covering the dependents and spouse of the Executive, if any, at no cost to the Executive, or at the election of

Executive, reimbursement of premium amounts paid by Executive for maintenance of Executive’s existing health, hospitalization, dental, and prescription insurance policy for Executive and his dependents and spouse during the Initial Term or any Renewal Term, provided, however, that such reimbursement shall not exceed the amount of the Bank’s contribution to the Bank’s group health plan had Executive participated in such plan; Flexible Spending Account; term life insurance and paid time-off benefits as are provided to other Executives of the Employer; and the opportunity to participate in any standard Executive benefit as may be in effect during the term of this Agreement.

3.6         Counsel Fees. Employer shall, within 30 days of the date hereof, reimburse Executive for the reasonable fees and expenses of legal counsel actually incurred in connection with the Executive’s negotiation of his employment relationship with Employer and the review and negotiation of this Agreement, such reimbursement not to exceed $2,500.

4.	TERMINATION OF EMPLOYMENT

Executive’s employment with the Employer may be terminated, prior to the expiration of any term of this Employment Agreement, in accordance with any of the following provisions:

4.1          Resignation of Executive. The Executive may terminate Executive’s employment by giving the Employer sixty (60) days advance notification in writing, unless such notice period is waived by two-thirds majority vote of the Boards, exclusive of the Executive, during which notice period Executive will continue to receive normal compensation and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Bank. Should Executive resign prior to the end of the Initial Term or a Renewal Term without the consent of the Employer, the Employer shall have no obligation to pay the Executive any additional compensation beyond the Executive’s last day of active service, but for six (6) months or the remainder of the Term, whichever is longer, the Executive shall not be employed or engaged or provide services to any other bank or financial institution that is located within 25 miles of the Bank’s offices in Reston, Virginia, or within 25 miles of any of the Bank’s branches then in existence. The parties specifically recognize and agree that this shall apply only to branches of Millennium Bank and not to non-Millennium Bank branches of any successor in the event the Bank is acquired.

4.2          Termination By The Employer For Cause. The Employer, at any time and without notice (except as required below), may terminate the Executive’s employment for “Cause.” Termination by the Employer of the Executive employment for “Cause” shall be defined as termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that will likely subject the Employer to criminal or civil liability; or (e) breach of the Executive’s duty of loyalty to the Employer or diversion or usurpation of corporate opportunities properly belonging to the Employer; (f) willful disregard of material Employer policies and procedures; and (g) insubordination or the willful and continued failure by the Executive to substantially perform Executive’s duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness). Executive shall not be terminated for cause under subsection (f) or (g) unless the Employer first has provided Executive with written notice that the Employer considers the Executive to be in violation of his obligations under (f) or (g) and Executive fails, within sixty (60) days of such notice, to cure the conduct that has given rise to the notice.

Discharge for “Cause” will require a two-thirds majority vote of the Boards, exclusive of Executive. Termination of Executive’s employment for Cause shall include termination as an employee, officer and director of Employer.

In the event of a termination by the Employer for Cause, Executive shall be entitled to receive only that base salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Employer policy. Executive shall not be entitled to receive any portion of Executive’s target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period completed prior to the date of termination.

4.3          Termination By The Employer Without Cause. The Employer may terminate Executive’s employment without cause by a two-thirds majority vote of the Boards, excluding Executive, at any time during the term of this Agreement, by giving the Executive sixty (60) days’ written notice of such termination, during which notice period Executive will continue to receive normal compensation and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Bank.

If Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide Executive: (a) a lump sum payment consisting of Executive’s Base Salary for six (6) months or the remainder of the Term, whichever is longer; (b) a lump sum payment consisting of a pro-rated bonus at Executive’s bonus target (based on the number of days in the calendar year for the year in which the termination without cause occurs); and (c) payment by the Bank of (i) Executive's COBRA coverage for six (6) months or the remainder of the Term, whichever is longer, provided Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA, or (ii) the health plan reimbursement amount described in Section 3.5 above.

Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to Executive as a result of a Termination Without Cause are conditioned upon and subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.

4.4          Termination by Employer Due to Non-Renewal. The Employer may elect not to renew this Agreement by giving the Executive written notice of such non-renewal at least sixty (60) days prior to the last day of Initial Term or Renewal Term, during which notice period Executive will continue to receive normal compensation and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Bank.

If Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide Executive: (a) a lump sum payment consisting of Executive’s Base Salary for six (6) months; and

(b) payment by the Bank of (i) Executive's COBRA coverage for six (6) months, provided Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA, or (ii) , or (ii) the health plan reimbursement amount described in Section 3.5 above.

Executive shall also be entitled to receive a bonus for the last year of the Term prior to the non-renewal in the same amount as Executive would have received had Executive remained employed beyond such Term. Such Bonus shall be paid in the same manner as such bonus is paid to others senior executives of the Employer.

Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to Executive as a result of a Termination Due to Non-Renewal are conditioned upon and subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.

4.5          Termination By Death, Complete Disability, or Bank Ceasing Operations. The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Bank ceases operations (other than in connection with a Change in Control) or if the Executive is unable to perform the duties of Executive’s position due to Executive’s death or disability (as defined below). In the event of termination due to death or disability, the Executive’s heirs, beneficiaries, successors, or assigns shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive’s heirs, beneficiaries, successors, or assigns. For purposes of this Agreement, “disability” shall be defined as the Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodations, as a result of the Executive’s physical or mental impairment or illness, for a period in excess of four months in any twelve month period.

5.	CONFIDENTIALITY AND NONDISCLOSURE

5.1          Non-Disclosure of Confidential Information. Executive recognizes that Executive’s position with Employer is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Employer. Executive agrees that Executive shall not, while employed by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Employer, except such use or disclosure is in the discharge of Executive’s duties and obligations on behalf of the Employer.

5.2          Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Employer not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Employer or (b) the business of any Employer customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

5.3          Return of Materials and Equipment. Executive further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by Executive or made available to Executive while employed by Employer concerning any Employer activity shall be the property of Employer and shall be delivered to Employer upon termination of Executive's employment or at any other time upon request. Executive also agrees to return any and all equipment belonging to the Employer on or before Executive’s last day of employment with Employer.

5.4          No Prior Restrictions. The Executive hereby represents and warrants to the Employer that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer (a "Former Employer"). Employer and Executive acknowledge, confirm and agree that Executive has not and shall not, prior to the Effective Date, provided or be providing any services or advice relating to the conduct of a banking, financial, investment or advisory business, to Employer, and shall not engage in any solicitation or inducement of any customers or employees of any other entity where such solicitation or inducement would be in violation of any obligation to a Former Employer. The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, Executive intends to honor such obligation and the Employer hereby agrees not to knowingly request the Executive to disclose such confidential information.

6.	POST-EMPLOYMENT RESTRICTIONS

6.1          Non-Interference With Customers. Executive further agrees that, during the Employment Period and for a period of twelve months thereafter, Executive shall not undertake to interfere with the Employer’s relationship with any Bank customer. This means, among other things, that Executive shall refrain: (i) from making disparaging comments about the Bank or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with the Bank; or (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by the Bank; or (iv) from assisting any person or entity in doing any of the foregoing.

6.2          Non-Solicitation and Non-Hiring of Employees. Executive agrees that, during the Employment Period and for a period of one (1) year following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Bank to leave their employment with the Bank; (ii) hire or employ, or attempt to hire or employ, any person employed by the Bank; or (iii) assist any other person or entity in the hiring of any person employed by the Bank. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by the Bank.

6.3          Non-Competition. Executive agrees that for one (1) year following the Employment Period he will not engage (either individually or as an Executive or representative of any other person or entity) in banking activities (other than personal banking), in which chartered national or state banks may at that time legally be engaged, within a ten (10) mile radius of the Bank’s headquarters in Reston, Virginia.

6.4         Reasonableness. Executive understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit Executive from seeking employment with another financial institution or entity (except as set forth in Section 4.1 above), but merely restrict Executive’s ability, during the Employment Period and for a period of 12 months thereafter, to interfere with or hinder the Bank’s relationships with its employees and customers.

6.5         Remedies. In the event that Executive breaches any of the covenants contained herein in paragraphs 6.1 through 6.4, the Employer shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages. The prevailing party in the event of such action shall be entitled to recover reasonable attorney’s fees and costs. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to Employer which will not be adequately compensable in monetary damages, and that in addition to any remedy that Employer may have at law, the Employer may obtain such preliminary or permanent injunction or decree as may be necessary to protect Employer against, or on account of, any breach of the provisions contained herein.

7.	CHANGE IN CONTROL

7.1           Change in Control Defined: A "Change in Control" is deemed to have taken place if any of the following events occurs: (a) The shareholders of Millennium Bankshares approve a transaction for the merger, consolidation, or other combination of Millennium Bankshares with another corporation or business entity where the Holding Company is not the Surviving Entity, as defined below; (b) The shareholders of Millennium Bankshares approve the sale of all or substantially all the assets of Millennium Bankshares where the Holding Company is not the Surviving Entity, as defined below; or (c) a Person which does not presently hold at least 10% of the shares of the Company becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or the Holding Company’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d) (3) of the Securities and Exchange Act of 1934).

7.2          “Surviving Entity” Defined. Millennium Bankshares shall not be considered the “Surviving Entity” of a transaction described in subparagraphs 7.1(a) and (b) if the individuals who constitute the Board of Directors on the date one day prior to the closing date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not Millennium Bankshares, shall hereinafter be known as the “Successor Employer”.

7.3           Payout Events. The Executive shall be entitled to the full and complete rights afforded by this section if, during the period that begins nine (9) months prior to the Closing Date of a Change in Control event and that ends twelve (12) months following the Closing Date of a Change in Control event: (a) Executive’s employment is terminated by Employer (or the Successor Employer) Without Cause under Section 4.3; (b) Executive’s employment is terminated by Employer (or the Successor Employer) Due to Non-Renewal under Section 4.4; (c) Executive resigns from employment with Employer or Successor Employer within 90 days after receiving a reduction in the Executive’s base salary or bonus opportunity; or Executive is required by Employer or Successor Employer to relocate the Executive’s place of employment to a location more than 25 miles from the Banks headquarters in Reston, Virginia; or (d) the Successor Employer reassigns Executive to a different position or title, changes or eliminates any of the positions or titles guaranteed to Executive under Section 1.1, or appoints or assigns another person to share any of the positions or titles guaranteed to Executive under Section 1.1 of this Agreement, or changes Executive’s Manager to any individual or body other than the Board of Directors of Employer or any Successor Employer. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

7.4           Benefits Under This Section. If any of the Payout Events described above occurs, within 90 days of the later of Executive’s termination or the Closing Date, in recognition of Executive’s contributions to the Bank, Executive shall be entitled to receive, in addition to any other post-employment benefits to which Executive may be entitled under Employer policy, provided the Executive has executed the separation agreement and general release described in Sections 4.3 and 4.4 above, a lump sum severance payment in the amount of three (3) times Executive’s base salary in effect prior to the Closing Date. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period under this Agreement and is not intended to provide double severance compensation to the Executive for any period of time. To the extent permitted under the terms of the Employer’s stock option plan and/or stock option agreements with Executive, Executive also shall fully vest in any options or restricted stock as of the date of the Change in Control.

7.5          Compliance with Section 409A. It is intended that this Agreement and the payments hereunder comply with Section 409A of the Internal Revenue Code (the "Code") and the regulations and official guidance issued thereunder, and thus avoid the imposition of any excise tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and operated consistent with this intent, and any inconsistent provision shall be deemed to be modified accordingly in order to avoid the imposition of such excise tax and interest.  Not in limitation of the foregoing, to the extent that any payment provided for hereunder within a specified timeframe in connection with the termination of Executive's employment, a Change in Control, or otherwise, would result in the imposition of any such excise tax and interest on Executive, then the time for such payment shall be delayed until the first day on which payment would not result in the imposition of such excise tax and interest, or the time or manner of payment shall be otherwise adjusted as the Company and Executive may agree.

7.6        Gross-up Payments. In the event that any payments or benefits to be received by Executive in connection with a Change in Control, including but not limited to those provided under Section 7.4 (collectively, the "Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then Employer or any Successor Employer shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments, and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments to Executive. The Gross-Up Payment shall be made by Employer or such Successor Employer upon the payment to Executive of the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

8.	GENERAL PROVISIONS

8.1          Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Employer or Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Employer, or to the address of record of the Executive on file at the Employer.

8.2          Amendments: Entire Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. With the exception of Executive’s right to receive compensation (including, but not limited to performance bonuses), benefits, and/or stock options pursuant to Section 3.3 above, as well as any vested benefits pursuant to any plans of the Employer in which Executive participated or had an interest prior to this Agreement that are covered by or governed by the Employee Retirement Income Security Act, this Agreement, including any addendums hereto, constitutes the entire agreement between Executive and the Employer relating in any way to the employment of Executive by the Employer, and supersedes all prior discussions, understandings and agreements between them with respect thereto.

8.3          Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Employer will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Employer is a party or (b) any corporation, partnership, association or other person to which the Employer may transfer all or substantially all of the assets and business of the Employer existing at such time or (c) the parent of Bank. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.4          Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5          Waiver of Rights. No waiver by the Employer or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6          Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.

8.7          Governing Law. This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. Executive agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties' performance hereunder shall be either in the Circuit Court for the County of Fairfax, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division, subject to the court’s subject matter jurisdiction over such action.

8.8.        Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

8.9         Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, Millennium Bank, N.A. and Millennium Bankshares Corporation and Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE	MILLENNIUM BANK, N.A.
A National Banking Association

/s/Richard I. Linhart 3/30/07	By: /s/ J. Anthony Fulkerson 3/30/07
Richard I. Linhart Date		J. Anthony Fulkerson Date
	Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

By: /s/Arthur J. Novick 3/30/07
Arthur J. Novick Date
Title:	Chairman, Compensation Committee

ADDENDUM A TO

EMPLOYMENT AGREEMENT OF RICHARD I. LINHART

This Addendum A (“Addendum”) to the Employment Agreement of Richard I. Linhart (“Agreement”) supersedes and replaces any prior Addendum A to the Agreement.

A.	Addendum Effective Date. The Effective Date of this Addendum is July 18, 2007.

B.         Base Salary. Effective July 18, 2007, Executive’s Base Salary for purposes of Section 3.1 of the Agreement shall be $20,833.33 monthly, which is $250,000 annualized.

C.         Bonus.  Pursuant to Section 3.2 of the Agreement, in recognition of Executive’s anticipated substantial contributions to the success of the Bank and the Holding Company, Executive shall be eligible to receive a bonus based upon attainment of mutually agreed-upon objectives and goals to be set each year and approved by the Board of the Holding Company.

For the fiscal year ending December 31, 2007, Executive shall be paid a bonus to be determined in the sole discretion of the Boards of the Holding Company and the Bank, which shall be based upon the attainment of mutually-agreed upon objectives and goals set for the Holding Company and approved by the Holding Company Board on or before July 1, 2007, provided, however, that if Executive remains employed at least through December 31, 2007, Executive’s bonus for the 2007 fiscal year shall not be less than $25,000.

For the fiscal year ending December 31, 2008 (and for subsequent years unless this Addendum is superseded), Executive’s target bonus eligibility shall be 50% of Executive’s Base Salary (the “Target Bonus”) subject to attainment of mutually agreed-upon objectives and goals to be set for each year by the Executive and approved by the Board of Directors on or before December 31 of the preceding year. Executive’s actual bonus in each such year shall be based upon the Bank’s performance and the Executive’s personal performance and may, based upon such factors, be less than, equal to, or in excess of the Target Bonus.

D.           Stock Options. The Board of the Holding Company shall grant Executive 90,000 stock options in Millennium Bankshares Corporation, one-fifth of such grant (18,000 options) to vest equally on the first, second, third, fourth, and fifth anniversary dates of the Effective Date of this Agreement. The strike price for such options shall be set as of the date these options are approved by Board of Directors of the Holding Company, which approval shall occur prior to the date of public announcement of Executive’s contemplated employment or this Agreement. Except as stated herein, these options shall be governed by the terms of the Millennium Bankshares Corporation Incentive Stock Option Plan.

E.            Automobile. During the Employment Period on and after the Effective Date (except as noted in this paragraph), Employer shall furnish to Executive a car allowance or an automobile of his choice, with approval and consent of the Board of the Holding Company, which consent shall not be unreasonably withheld.

F.            Executive Dining Club. The Bank shall pay for the Executive’s membership in an Executive Dining Club, with approval and consent of the Board of the Holding Company, which consent shall not be unreasonably withheld.

EXECUTIVE	MILLENNIUM BANK, N.A.
A National Banking Association

/s/Richard I. Linhart 3/30/07	By: /s/J. Anthony Fulkerson 3/30/07
Richard I. Linhart Date		J. Anthony Fulkerson Date
	Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

By: /s/Arthur J. Novick 3/30/07
Arthur J. Novick Date
Title:	Chairman, Compensation Committee